Exhibit 10.22

SENIOR MANAGEMENT AGREEMENT

BY AND BETWEEN

HURON CONSULTING GROUP INC.

AND

JAMES K. ROJAS

SENIOR MANAGEMENT AGREEMENT

SENIOR MANAGEMENT AGREEMENT (the “Agreement”), effective as of June 1st, 2009 (the “Agreement Date”), by and between Huron Consulting Group Inc., a Delaware corporation (the “Company” or “Huron”), and James K. Rojas (“Executive”).

PRELIMINARY RECITALS

A. WHEREAS, Huron and its affiliates are engaged in the business of providing diversified business consulting services (the “Business”). For purposes of this Agreement (except where the context contemplates otherwise), the term the “Company” shall include Huron, its subsidiaries and assignees and any successors in interest of the Company and its subsidiaries; and

B. WHEREAS, the Company desires to employ Executive as of the Effective Date, and Executive desires to be so employed by the Company, as set forth herein.

NOW, THEREFORE, in consideration of the premises, the mutual covenants of the parties hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Employment.

1.1 Title and Duties. The Company agrees to employ Executive, and Executive agrees to accept employment with the Company, as Managing Director for the Employment Period, (a Vice President title will be determined after Executive’s employment begins and is subject to approval by the Board of Directors), in accordance with the terms and conditions of this Agreement. During the Employment Period, Executive shall have such responsibilities, duties and authorities as are customarily assigned to such position and shall render such services or act in such capacity for the Company and its affiliates, as Huron’s Chief Executive Officer (the “CEO”) shall from time to time direct. Executive shall perform the duties and carry out the responsibilities assigned to Executive, to the best of Executive’s ability, in a trustworthy and businesslike manner for the purpose of advancing the business of the Company. Executive acknowledges that Executive’s duties and responsibilities hereunder will require Executive’s full business time and effort and agrees that, during the Employment Period, Executive will not engage in any other business activity or have any business pursuits or interests which materially interfere or conflict with the performance of Executive’s duties hereunder; provided that Executive may, with the approval of the CEO or his designee, serve on the board of other corporations or charitable organizations and engage in charitable activities, community affairs, and teaching. Executive shall engage in travel as reasonably required in the performance of Executive’s duties.

1.2 Employment Period. The active employment of Executive under this Agreement shall begin on or before June 1st, 2009 (the “Effective Date”), and shall continue through the first annual anniversary of the Effective Date (the “Term”). Upon the expiration of the Term, Executive’s employment may continue on an “at will” basis. “Employment Period” shall mean the Term and any period of “at will” employment thereafter. Notwithstanding anything to the contrary contained herein, the Employment Period is subject to termination prior to the date of expiration thereof pursuant to Sections 1.3, 1.4 and 1.5.

1.3 Termination Upon Death. If Executive dies during the Employment Period, Executive’s employment shall automatically terminate on the date of Executive’s death. If Executive experiences a Permanent Disability (as defined below) during the Employment Period, Executive shall be considered to have terminated employment as of the date of such Permanent Disability.

1.4 Termination by the Company.

(a) The Company may terminate Executive’s employment hereunder at any time. Such termination shall be effective upon the date notice of such termination is given pursuant to Section 10.5 unless such notice shall otherwise provide.

(b) For purpose of this Agreement, “Cause” means the occurrence of any of the following events, as determined in the reasonable good faith judgment of the CEO:

(i) the failure of Executive to perform Executive’s material duties which failure continues for ten (10) days after the Company has given written notice to Executive specifying in reasonable detail the manner in which Executive has failed to perform such duties and affording opportunity to cure;

(ii) commission by Executive of an act or omission (A) constituting (x) a felony, (y) dishonesty with respect to the Company or (z) fraud, or (B) that (x) could adversely and materially affect the Company’s business or reputation, or (y) involves moral turpitude;

(iii) the breach, non-performance or non-observance of any of the material terms of this Agreement (other than a breach, non-performance or non-observance described in clause (i) of this Section 1.4(b)), or any other agreement to which Executive and the Company are parties, by Executive, if such breach, non-performance or non-observance shall continue beyond a period of ten (10) days immediately after written notice thereof given by the Company to Executive; or

(iv) any breach, non-performance or non-observance of any of Sections 6.3, 6.4, 6.5 or 6.7 of this Agreement, provided, however, that if such breach, non-performance or non-observance of Section 6.7 is curable, no Cause will exist if the situation is resolved to the satisfaction of the Company and Executive within ten (10) days of notification of Executive of the breach, non-performance or non-observance.

(c) Executive shall be deemed to have a “Permanent Disability” for purposes of this Agreement if Executive is eligible to receive benefits under the Company’s long-term disability plan then covering Executive.

1.5 Termination by Executive. Executive shall give sixty (60) days’ notice to the Company prior to the effectiveness of any resignation of Executive’s employment with the

Company. If the Company gives notice to Executive that, during the Term, Executive’s primary location of employment with the Company will change to a location that is more than seventy-five (75) miles from Executive’s primary location of employment with the Company in Chicago, Illinois, if the Company does not rescind (or otherwise cure) such requirement within the sixty (60) day period following such notice, and if Executive resigns his employment within thirty (30) days after the end of such sixty (60) day cure period, then Executive’s resignation shall be deemed for “Good Reason.” The Company and Executive agree that a relocation of more than seventy-five (75) miles from Executive’s primary location of employment in Chicago, Illinois would be a material adverse change in Executive’s employment with the Company.

2. Compensation and Benefits.

2.1 Base Salary. As consideration for the services of Executive hereunder, during the Term, the Company shall pay Executive an annual base salary of $400,000 (the “Base Salary”), payable in accordance with the Company’s customary payroll practices as in effect from time to time. The CEO shall perform an annual review of Executive’s compensation based on Executive’s performance of Executive’s duties and the Company’s other compensation policies. The term Base Salary shall include any changes to the Base Salary from time to time.

2.2 Bonus Programs.

(a) Target Bonus. During the Term, Executive shall be eligible for an annual bonus in an amount determined by the Compensation Committee of Huron’s Board of Directors (the “Compensation Committee”) based on Executive’s performance of Executive’s duties and the Company’s other compensation policies (the “Annual Bonus”). Executive’s target Annual Bonus shall be $400,000 (the “Target Amount”). The actual Annual Bonus paid may be more or less than the Target Amount based on Company and Executive performance. Executive’s right to any bonus payable pursuant to this Section 2.2 shall be contingent upon Executive being employed by the Company on the date the Annual Bonus is generally paid to executives of the Company.

(b) Sign-On Bonus. Within thirty (30) days after the Effective Date, the Company shall pay to Executive a cash bonus in the amount of $500,000 (“Sign-On Bonus”). If the Company terminates Executive’s employment for Cause, or Executive voluntarily resigns his employment without Good Reason at any time prior to the second anniversary of the Effective Date, then Executive shall immediately repay to the Company a pro-rated portion of the Sign-on Bonus.

3. Equity Awards. Executive shall generally be eligible to participate in Huron’s equity plans from time to time, with the amount of any equity awards, and the terms and conditions under which they are granted, being in the sole discretion of Huron. Such equity awards shall be subject to the terms of the applicable equity incentive plan of the Company and granting agreement. As soon as possible after the Effective Date, and subject to approval of the Compensation Committee, Executive shall be granted an equity grant under the 2004 Omnibus Equity Incentive Plan with respect to 40,000 restricted shares of stock of Huron. These shares shall vest in four equal increments, with one-quarter vesting on the first anniversary of the grant date and one-quarter vesting on each of the next three anniversaries of the grant date; provided, however, that no shares shall vest if Executive is not employed by the Company as of such vesting date.

4. Welfare Benefits and Expenses.

4.1 Welfare Benefits. During the Employment Period, Executive shall be eligible to participate in the various health and welfare benefit plans maintained by the Company for its similarly situated senior management employees from time to time.

4.2 Business Expenses. During the Employment Period, the Company shall reimburse Executive for all ordinary, necessary and reasonable travel and other business expenses incurred by Executive in connection with the performance of Executive’s duties hereunder, in accordance with the Company policy. Such reimbursement shall be made upon presentation of itemized expense statements and such other supporting documentation as the Company may reasonably require. To the extent that any such reimbursements are taxable to Executive (“Taxable Reimbursements”), such reimbursements shall be paid to Executive only if (a) the expenses are incurred and reimbursable pursuant to a reimbursement plan that provides an objectively determinable nondiscretionary definition of the expenses that are eligible for reimbursement and (b) the expenses are incurred during the Employment Period. With respect to any Taxable Reimbursements, the amount of the expenses that are eligible for reimbursement during one calendar year may not affect the amount of reimbursements to be provided in any subsequent calendar year, the reimbursement of an eligible expense shall be made on or before the last day of the calendar year following the calendar year in which the expense was incurred, and the right to reimbursement of the expenses shall not be subject to liquidation or exchange for any other benefit.

5. Compensation After Termination.

5.1 Termination During the Term For Cause; Resignation During the Term Without Good Reason. If, on or before the last day of the Term, Executive’s employment is terminated by the Company for Cause or if Executive resigns his employment other than for Good Reason then, except as required by law, the Company shall have no further obligations to Executive (except payment of the Base Salary accrued through the date of said termination), and the Company shall continue to have all other rights available hereunder (including, without limitation, all rights under the Restrictive Covenants at law or in equity).

5.2 Termination During the Term Without Cause; Resignation During the Term For Good Reason.

(a) If, on or before the last day of the Term, Executive’s employment is terminated by the Company without Cause or Executive resigns for Good Reason, then, subject to the terms and conditions of this Agreement, Executive shall be entitled to receive the following amounts and benefits:

(i) Severance pay (“Severance Pay”) in an amount equal to the sum of the Base Salary (but not less than three (3) months Base Salary), which Severance Pay shall be payable to Executive in a lump sum within sixty (60) days following Executive’s termination of employment; and

(ii) Continuation of medical benefits during the unexpired portion of the Term (with a minimum of three (3) months) upon the same terms as exist from time to time for active similarly situated executives of the Company, which benefits shall be considered part of, and not in addition to, any coverage required under COBRA.

(b) The Company shall have no other obligations under this Section 5.2 or otherwise with respect to Executive’s employment from and after the employment termination date, and the Company shall continue to have all other rights available hereunder (including, without limitation, all rights under the Restrictive Covenants at law or in equity).

5.3 Termination During the Term Due To Death, Permanent Disability. If during the Term Executive’s employment is terminated due to Executive’s Permanent Disability or if Executive dies, then, subject to the terms and conditions of this Agreement, (a) Executive or Executive’s estate, as the case may be, shall be entitled to receive (i) payment of Base Salary through the date of termination, (ii) payment of a pro rata Annual Bonus (based on actual results), to be paid at the same time as annual bonuses are paid to other members of senior management, and (b) Executive and/or Executive’s eligible dependents shall receive continuation of medical benefits upon the same terms as exist for similarly situated active executives of the Company for the three (3)-month period immediately following the termination of employment (which benefits shall be considered part of, and not in addition to, any coverage required under COBRA). The Company shall have no other obligations under this Section 5.3 or otherwise with respect to Executive’s employment from and after the employment termination date, and the Company shall continue to have all other rights available hereunder (including, without limitation, all rights under the Restrictive Covenants at law or in equity).

5.4 Termination After the Term. If Executive’s employment is terminated after the expiration of the Term, any compensation or benefits due to Executive (or Executive’s estate) shall be based solely on the plans, policies and programs in effect at the date of termination. The Company shall have no other obligations hereunder or otherwise with respect to Executive’s employment from and after the termination date, and the Company shall continue to have all other rights available hereunder (including, without limitation, all rights under the Restrictive Covenants at law or in equity).

5.5 General Release. Executive acknowledges and agrees that Executive’s right to receive severance pay and other benefits pursuant to Section 5.2, 5.3 and 5.4 of this Agreement (collectively, the “Severance Benefits”) is contingent upon Executive’s compliance with the covenants, representations, warranties and agreements set forth in Section 6 of this Agreement and except for those payments and benefits required to be made or provided by law or pursuant to the express terms of a benefit plan (and other than those benefits to be provided upon death), such Severance Benefits shall be conditioned upon Executive’s execution and acceptance of the terms and conditions of, and the effectiveness of, a general release in the standard form used by the Company at the time of Executive’s termination of employment (the “Release”). If Executive fails to comply with the covenants set forth in Section 6 or if Executive fails to execute the Release or revokes the Release during the seven (7)-day period following his execution of the Release, then Executive shall not be entitled to any Severance Benefits. The Company shall provide Executive with the Release within five (5) days following his termination of employment. If any of the Severance Benefits are subject to Section 409A of the Code, Executive shall be entitled to any such Severance Benefits only if the Release has been executed, is effective and the applicable revocation period has expired no later than the date as of which such Severance Benefits are to be paid (or provided) pursuant to this Agreement and if such requirements are not satisfied, Executive shall not be entitled to any such Severance Benefits.

6. Restrictive Covenants and Agreements.

6.1 Executive’s Acknowledgment. Executive agrees and acknowledges that in order to assure the Company that it will retain its value and that of the Business as a going concern, it is necessary that Executive not utilize special knowledge of the Business and its relationships with customers to compete with the Company. Executive further acknowledges that:

(a) the Company is and will be engaged in the Business during the Employment Period and thereafter;

(b) Executive will occupy a position of trust and confidence with the Company, and during the Employment Period, Executive will become familiar with the Company’s trade secrets and with other proprietary and Confidential Information concerning the Company and the Business;

(c) the agreements and covenants contained in Sections 6, 7, 8 and 9 are essential to protect the Company and the confidentiality of its Confidential Information (defined below) and near permanent client relationships as well as goodwill of the Business and compliance with such agreements and covenants will not impair Executive’s ability to procure subsequent and comparable employment; and

(d) Executive’s employment with the Company has special, unique and extraordinary value to the Company and the Company would be irreparably damaged if Executive were to provide services to any person or entity in violation of the provisions of this Agreement.

6.2 Confidential Information. As used in this Section 6, “Confidential Information” shall mean the Company’s trade secrets and other non-public information relating to the Company or the Business, including, without limitation, information relating to financial statements, customer identities, potential customers, employees, suppliers, acquisition targets, servicing methods, equipment, programs, strategies and information, analyses, marketing plans and strategies, profit margins and other information developed or used by the Company in connection with the Business that is not known generally to the public or the industry and that gives the Company an advantage in the marketplace. Confidential Information shall not include any information that is in the public domain or becomes known in the public domain through no wrongful act on the part of Executive. Executive agrees to deliver to the Company at the termination of Executive’s employment, or at any other time the Company may request, all memoranda, notes, plans, records, reports and other documents (and copies thereof) relating to the Business or the Company or other forms of Confidential Information which Executive may then possess or have under Executive’s control.

6.3 Non-Disclosure. Executive agrees that during employment with the Company and thereafter, Executive shall not reveal to any competitor or other person or entity (other than current employees of the Company) any Confidential Information regarding Clients (as defined herein) that Executive obtains while performing services for the Company. Executive further agrees that Executive will not use or disclose any Confidential Information of the Company, other than in connection with Executive’s work for the Company, until such information becomes generally known in the industry through no fault of Executive.

6.4 Non-Solicitation of Clients. Executive acknowledges that Executive will learn and develop Confidential Information relating to the Company’s Clients and relating to the Company’s servicing of those Clients. Executive recognizes that the Company’s relationships with its Clients are extremely valuable to it and that the protection of the Company’s relationships with its Clients is essential.

Accordingly, and in consideration of the Company’s employment of Executive and the various benefits and payments provided in conjunction therewith, Executive agrees that during the Employment Period and for the longer period (“Restricted Period”) thereafter of (i) the period for which Executive is entitled to receive severance payments under Section 5.2(a)(i) or (ii) twelve (12) months following any termination of employment with the Company, Executive will not, whether or not Executive is then self-employed or employed by another, directly or through another, provide services that are the same or similar to those services offered for sale and/or under any stage of development by the Company at the time of Executive’s termination, to any Client of the Company whom Executive:

(a) obtained as a Client for the Company; or

(b) consulted with, provided services for, or supervised the provision of services for during the twelve (12) month period immediately preceding termination of Executive’s employment; or

(c) submitted or assisted in the submission of a proposal for the provision of services during the six (6) month period immediately preceding termination of Executive’s employment.

“Client” shall mean those persons or firms for whom the Company has either directly or indirectly provided services within the twenty-four (24)-month period immediately preceding termination of Executive’s employment and therefore includes both the referral source or entity that consults with the Company and the entity to which the consultation related. “Client” also includes those persons or firms to whom Executive has submitted a proposal (or assisted in the submission of a proposal) to perform services during the six (6) month period immediately preceding termination of Executive’s employment.

6.5 Non-Interference with Relationships. Executive shall not at any time during the Restricted Period directly or indirectly solicit, induce or encourage (a) any executive or employee or other personnel (including contractors) of the Company, or (b) any customer, Client, supplier, lender, professional advisor or other business relation of the Company to leave, alter or cease his/her/its relationship with the Company, for any reason whatsoever. Executive shall not hire or assist in the hiring of any executive or employee or other personnel (including contractors) of the Company for that same time period, whether or not Executive is then self-employed or employed by another business. Executive shall not at any time directly or indirectly make disparaging remarks about the Company.

6.6 Modification. If any court of competent jurisdiction shall at any time deem that the term of any Restrictive Covenant is too lengthy, or the scope or subject matter of any Restrictive Covenant exceeds the limitations imposed by applicable law, the parties agree that provisions of Sections 6.3, 6.4 and 6.5 shall be amended to the minimum extent necessary such that the provision is enforceable or permissible by such applicable law and be enforced as amended.

6.7 Representations and Warranties. Executive has made full disclosure to the Company concerning the existence of, and delivered copies of any documents relating to, any contractual arrangement (including, but not limited to, any non-compete or non-solicitation agreement) that Executive has with any current or former employer which agreement purports to be in effect as of the date of this offer or the dates of Executive’s intended employment with the Company. Executive represents, warrants and covenants to the Company that (a) Executive is not a party to or bound by any employment agreement, noncompete, nonsolicitation (of customers or employees), nondisturbance (of customers, employees or vendors), or confidentiality agreement with any previous employer or any other person or entity that would be violated by Executive’s acceptance of this position or which would interfere in any material respect with the performance of Executive’s duties with the Company, (b) that Executive will not use any confidential information or trade secrets of any person or party other than the Company in connection with the performance of Executive’s duties with the Company, (c) that Executive will not at any time breach (or threaten to breach) any such agreement with any such previous employer or any other person or entity during Executive’s employment with the Company and (d) Executive shall not at any time enter into any modification of any forgoing such agreement or any new agreement with, Executive’s previous employer without first obtaining the prior written consent of the Company in its sole discretion. Executive shall hereafter immediately disclose to the Company any knowledge of Executive of a possible or potential violation of any forgoing such agreement occurring at any time.

7. Ownership of Intellectual Property. All intellectual property, documents, forms, techniques, methodologies, ideas, inventions, writings, software and Confidential Information created or conceived by Executive alone or with others while employed with the Company that relate to the Company’s business or clients or work assigned to Executive by the Company (collectively, “Materials”) constitute “work made for hire” and are the exclusive property of the Company. If for any reason any Materials cannot legally constitute a “work made for hire,” then this Agreement shall operate as an irrevocable assignment and agreement to assign to the Company all right, title and interest in such Materials. Executive will promptly disclose to the Company in writing all Materials developed during his employment with the Company, and Executive will execute such documents as may be necessary to evidence his assignment(s) of all right, title and interest in Materials to the Company. If Executive claims ownership in any intellectual property, ideas or inventions that predate his employment with the Company, then Executive will disclose such claims in writing to the Company’s Human Resources Department before commencing any work for the Company.

8. Effect on Termination. If, for any reason, this Agreement shall terminate or Executive’s employment with the Company shall terminate, then, notwithstanding such termination, those provisions contained in Sections 6, 7, 8 9 and 10 hereof shall survive and thereafter remain in full force and effect.

9. Remedies.

9.1 Non-Exclusive Remedy for Restrictive Covenants. Executive acknowledges and agrees that the covenants set forth in Sections 6.3, 6.4, and 6.5 of this Agreement (collectively, the “Restrictive Covenants”) are reasonable and necessary for the protection of the Company’s business interests, that irreparable injury will result to the Company if Executive breaches any of the terms of the Restrictive Covenants, and that in the event of Executive’s actual or threatened breach of any such Restrictive Covenants, the Company will have no adequate remedy at law. Executive accordingly agrees that in the event of any actual or threatened breach by Executive of any of the Restrictive Covenants, the Company shall be entitled to immediate temporary injunctive and other equitable relief, without the necessity of showing actual monetary damages or the posting of bond. Nothing contained herein shall be construed as prohibiting the Company from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of damages.

9.2 Arbitration. Except as set forth in Section 9.1, any controversy or claim arising out of or related to (i) this Agreement, (ii) the breach thereof, (iii) Executive’s employment with the Company or the termination of such employment, or (iv) Employment Discrimination, shall be settled by arbitration in Chicago, Illinois before a single arbitrator administered by the American Arbitration Association (“AAA”) under its National Rules for the Resolution of Employment Disputes, amended and restated effective as of January 1, 2004 (the “Employment Rules”), and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Notwithstanding the foregoing, Rule R-34 of the AAA’s Commercial Arbitration Rules amended and restated effective as of September 1, 2007 (instead of Rule 27 of the Employment Rules) shall apply to interim measures. References herein to any arbitration rule(s) shall be construed as referring to such rule(s) as amended or renumbered from time to time and to any successor rules. References to the AAA include any successor organization. “Employment Discrimination” means any discrimination against or harassment of Executive in connection with Executive’s employment with the Company or the termination of such employment, including any discrimination or harassment prohibited under federal, state or local statute or other applicable law, including the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, the Employee Retirement Income Security Act of 1974, the Americans with Disability Act, the Family and Medical Leave Act, the Fair Labor Standards Act, or any similar federal, state or local statute.

10. Miscellaneous.

10.1 Assignment. Executive may not assign any of Executive’s rights or obligations hereunder without the written consent of the Company. Except as otherwise expressly provided herein, all covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors and assigns of the parties hereto whether so expressed or not.

10.2 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity and without invalidating the remainder of this Agreement.

10.3 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same Agreement.

10.4 Descriptive Headings; Interpretation. The descriptive headings in this Agreement are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. The use of the word “including” in this Agreement shall be by way of example rather than by limitation.

10.5 Notices. All notices, demands or other communications to be given under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been duly given if (a) delivered personally to the recipient, (b) sent to the recipient by reputable express courier service (charges prepaid) or mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, or (c) transmitted by telecopy to the recipient with a confirmation copy to follow the next day to be delivered by overnight carrier. Such notices, demands and other communications shall be sent to the addresses indicated below:

To the Company:	Huron Consulting Group Inc.
550 West Van Buren Street
Chicago, IL 60607
Attention: Mary Sawall
Facsimile: (312) 583-8701

To Executive:	James K. Rojas
11879 Topanga Canyon
Frankfort, IL 60423

or to such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. The date in which such notice shall be deemed given shall be (w) the date of receipt if personally delivered, (x) three (3) business days after the date of mailing if sent by certified or registered mail, (y) one business day after the date of delivery to the overnight courier if sent by overnight courier or (z) the next business day after the date of transmittal by telecopy.

10.6 Preamble; Preliminary Recitals. The Preliminary Recitals set forth in the Preamble hereto are hereby incorporated and made part of this Agreement.

10.7 Taxes. All compensation payable to Executive from the Company shall be subject to all applicable withholding taxes, normal payroll withholding and any other amounts required by law to be withheld.

10.8 Entire Agreement. Except as otherwise expressly set forth herein, this Agreement sets forth the entire understanding of the parties, and supersedes and preempts all prior oral or written understandings and agreements with respect to the subject matter hereof.

10.9 Governing Law. This Agreement shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Agreement shall be governed by, the laws of the State of Illinois without giving effect to provisions thereof regarding conflict of laws.

10.10 No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any party hereto.

10.11 Amendment and Waivers. Any provisions of the Agreement may be amended or waived only with the prior written consent of the Company and Executive.

10.12 Additional Section 409A Provisions. Notwithstanding any provision contained in this Agreement to the contrary, if (a) any payment hereunder is subject to Section 409A of the Code, (b) such payment is to be paid on account of Employee’s separation from service (within the meaning of Section 409A of the Code) and (c) Employee is a “specified employee” (within the meaning of Section 409A(a)(2)(B) of the Code), then such payment shall be delayed until the first day of the seventh month following Employee’s separation from service (or, if later, the date on which such payment is otherwise to be paid under this Agreement). With respect to any payments hereunder that are subject to Section 409A of the Code and that are payable on account of a separation from service, the determination of whether Executive has had a separation from service shall be determined in accordance with Section 409A of the Code.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the dates written below.

COMPANY: HURON CONSULTING GROUP INC.

By:	/s/ Gary Holdren
Its:	CEO
Date:	March 13, 2009

JAMES K. ROJAS

/s/ James K. Rojas
James K. Rojas
(print name)

March 11, 2009
Date